 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Stonegate Mortgage Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-192715 and 333-191047) on Form S-1 and the Registration Statements (Nos. 333-192554, 333-192556, and 333-192557) on Form S-8 of Stonegate Mortgage Corporation of our report dated March 30, 2013, relating to the financial statements of Stonegate Mortgage Corporation as of December 31, 2012 and for the years ended December 31, 2012 and 2011 included in this Annual Report on Form 10-K.

/s/ Richey, May & Co., LLP

March 14, 2014
Englewood, Colorado